As filed with the Securities and Exchange Commission on January 10, 2002

                                                      Registration No. 333-74164

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 ---------------

                           MAXCOR FINANCIAL GROUP INC.
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                         59-3262958
-------------------------------                 -------------------------------
(State or Other Jurisdiction of                 (I.R.S. Employer Identification
 Incorporation or Organization)                  Number)

                         One New York Plaza, 16th Floor
                            New York, New York 10292
                                 (212) 748-7000
   ---------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                              Roger E. Schwed, Esq.
                                 General Counsel
                           Maxcor Financial Group Inc.
                         One New York Plaza, 16th Floor
                            New York, New York 10292
                                 (212) 748-7000
   ---------------------------------------------------------------------------
    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                           Code, of Agent For Service)

                                   Copies to:
                             Eric J. Friedman, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                          New York, New York 10036-6522
                                 (212) 735-3000

                                 ---------------

      Approximate date of commencement of proposed sale of the securities to the public: From time to time on or after the effective date of this registration statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



================================================================================

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.




                  SUBJECT TO COMPLETION, Dated January 10, 2002



                                 --------------


                           MAXCOR FINANCIAL GROUP INC.

                         734,980 SHARES OF COMMON STOCK

                                 --------------




      This prospectus relates to 734,980 shares of our common stock, $0.001 par value, that are issuable upon the exercise of 734,980 warrants previously issued by us. Each warrant entitles the registered holder thereof to purchase from us one share of our common stock at an exercise price of $5.00. There are two series of warrants, both economically identical in their terms. The first series was issued in connection with our December 1994 initial public offering, and originally had 7,566,666 warrants outstanding; the second series was issued in connection with our August 1996 acquisition of Euro Brokers Investment Corporation and originally had 7,566,625 warrants outstanding. As the result of a common stock for warrants exchange offer that we consummated in November 1997, approximately 95% of the warrants were retired, leaving outstanding only 685,948 of the first series of warrants and 49,032 of the second series of warrants.

      In connection with our issuance of the warrants, we agreed to file a registration statement with the Securities and Exchange Commission and use our best efforts to cause the registration statement to become effective and to maintain the effectiveness of the registration statement until the expiration of the warrants. Although the warrants originally were to expire on November 30, 2001, in connection with the filing and effectiveness of the registration statement to which this prospectus relates we have extended the expiration date several times. The current expiration date is January 31, 2002, and is not expected to be extended further.

      If all of the outstanding 734,980 warrants are exercised, we would receive total proceeds of approximately $3.6 million, which we expect to use for general corporate purposes.

      Shares of our common stock are quoted on The Nasdaq Stock Market(R) under the symbol "MAXF." The last reported sale price for our common stock on January __, 2002 was $___ per share.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT RISK FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.



                                 --------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------




                 The date of this prospectus is January __, 2002

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

MAXCOR FINANCIAL GROUP INC...................................................2
---------------------------


THE WARRANTS ................................................................3
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RISK FACTORS.................................................................4
------------

FORWARD-LOOKING STATEMENTS...................................................9
--------------------------

USE OF PROCEEDS..............................................................9
---------------

LEGAL MATTERS................................................................9
-------------

EXPERTS......................................................................9
-------

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................10
-----------------------------------------------

                           MAXCOR FINANCIAL GROUP INC.

      Maxcor Financial Group Inc. is a publicly-held financial services holding company, incorporated in Delaware in August 1994. We maintain a web page at www.maxf.com and our common stock is traded on The Nasdaq Stock Market(R)under the symbol "MAXF."

      In August 1996, we acquired Euro Brokers Investment Corporation, a privately held domestic and international inter-dealer broker for a broad range of financial instruments, having operational roots dating back to 1970. In August 2000, we acquired Tradesoft Technologies, Inc., a privately held software and technology company.


      Through the Euro Brokers division of our Maxcor Financial Inc. subsidiary, a U.S. registered broker-dealer, and other subsidiaries and affiliates, including Euro Brokers Inc., we conduct our core business as a domestic and international inter-dealer brokerage firm, specializing in (i) cash deposits and other money market instruments, (ii) interest rate and currency derivatives,
(iii) emerging market debt and related products, (iv) various fixed income securities, including high yield bonds, convertible bonds and U.S. government agency bonds, and (v) U.S. Treasury and government agency repurchase agreements.


      We have approximately 500 employees worldwide and conduct our businesses through principal offices in New York, London and Tokyo, other offices in Switzerland and Mexico, and correspondent relationships with other brokers throughout the world.


      The principal office of Maxcor is currently and temporarily located at One New York Plaza, 16th Floor, New York, New York 10292, and our telephone number is (212) 748-7000. Prior to the terrorist attacks of September 11, 2001, our principal office had been located on the 84th floor of Two World Trade Center.

      As a result of the terrorist attacks, we lost 60 employees out of a New York work force of approximately 300, and all of our property and technological infrastructure maintained on site. We also suffered a significant interruption and disruption of our New York based operations.

      We began relocating to our current New York location on September 18, 2001, and since then have been able to re-establish a working infrastructure, hire new employees and resume substantially all of our pre-September 11th New York-based operations. Preliminary, unaudited results indicate that October 2002 operating revenues for our New York location were approximately 81% of their average monthly level for the first eight months of 2001. Compared to the same eight month average, November 2001 operating revenues were at an approximately 87% level and December 2001 operating revenues were at an approximately 77% level.

      We believe these results reflect strong levels of market activity during October and November in the markets in which our inter-dealer brokerage businesses operate, offset by the fact that our rebuilding efforts are not yet complete and are not expected to be prior to our relocation to permanent headquarters. Currently, we expect to choose a permanent location and relocate there by the middle to end of 2002. The slight decline in revenues in December is consistent with historical patterns of lower market activity and fewer trading days in December (for example, December 2000 revenues in New York were approximately 86% of their average monthly level for the first eleven months of
2000).

      Our business insurance provides for coverage for damage to property destroyed, interruption of business operations, including profit recovery, and additional expenditures incurred to minimize the period and total cost of disruption to operations. Our property casualty insurance, underwritten by Kemper Insurance Companies, provides us with the full cost of replacement assets and has an aggregate limit of approximately $14 million. Our business interruption and extra expense insurance, also underwritten by Kemper, has a separate aggregate limit of approximately $21 million, and includes an "extended indemnity" period that covers losses following the full restoration of operations at a permanent location. We currently believe this scope of insurance coverage will adequately fund our rebuilding efforts and compensate us for lost revenues (net of saved expenses) during the period prior to our full restoration of operations at a permanent location,

                                  THE WARRANTS

      This prospectus relates to 734,980 shares of our common stock, $0.001 par value, that are issuable upon the exercise of 734,980 warrants previously issued by us. Each warrant entitles the registered holder thereof to purchase from us one share of our common stock at an exercise price of $5.00. There are two series of warrants, both economically identical in their terms. The first series was issued in connection with our December 1994 initial public offering, and originally had 7,566,666 warrants outstanding; the second series was issued in connection with our August 1996 acquisition of Euro Brokers Investment Corporation and originally had 7,566,625 warrants outstanding. As the result of a common stock for warrants exchange offer that we consummated in November 1997, approximately 95% of the warrants were retired, leaving outstanding only 685,948 of the first series of warrants and 49,032 of the second series of warrants.

      Although the warrants originally were to expire on November 30, 2001, in connection with the filing and effectiveness of the registration statement to which this prospectus relates we have extended the expiration date several times. The current expiration date is January 31, 2002, and is not expected to be extended further.

      If all of the outstanding 734,980 warrants are exercised, we would receive total proceeds of approximately $3.6 million, which we expect to use for general corporate purposes.

                                  RISK FACTORS


      In deciding whether or not to make an investment in our common stock, you should carefully consider, among other things, the risk factors described below. Any or all of the following factors could affect our business or its prospects or our financial condition or results of operations and cause some or all of them to differ materially from the prospects, condition or results anticipated in forward-looking statements made in this prospectus and elsewhere by us to the public. In such event, the trading price of our securities could decline, and you might lose all or part of your investment.


WE FACE NUMEROUS UNCERTAINTIES IN OUR EFFORTS TO RECOVER FROM THE SEPTEMBER 11TH TERRORIST ATTACKS ON THE WORLD TRADE CENTER, WHICH DESTROYED OUR CORPORATE HEADQUARTERS AND CAUSED THE LOSS OF 60 OF OUR EMPLOYEES.


      On September 11, 2001, our New York headquarters on the 84th floor of Two World Trade Center were destroyed when two commercial jet planes hijacked by terrorists crashed into the World Trade Center towers. As a result of the attacks, we lost 60 employees out of a New York work force of approximately 300, as well as all of our property and technological infrastructure maintained on site. We have since relocated our New York based operations to temporary facilities in lower Manhattan, successfully established a working infrastructure, and hired a significant number of new employees. Through these efforts, and based on preliminary, unaudited results, we were able to generate revenues in New York for the month of October 2001 approximating 81% of their average monthly level for the first eight months of 2001. Compared to the same eight month average, November 2001 operating revenues were at an approximately 87% level and December 2001 operating revenues were at an approximately 77% level. Although we are committed to rebuilding our revenues and operations to levels matching or exceeding those existing prior to September 11th, our ability to do so is uncertain, and the longer-term effects on our business and employees of the dislocation and rebuilding efforts and the coping with the trauma of the attacks and the death of so many of our colleagues are unknown.


IF THE AMOUNTS OF OUR RECOVERIES FROM OUR BUSINESS INSURANCE CARRIER ARE INADEQUATE TO COVER LOSSES AND EXPENSES INCURRED IN CONNECTION WITH THE SEPTEMBER 11TH TERRORIST ATTACKS, OUR FINANCIAL CONDITION OR RESULTS COULD SUFFER.


      Our business insurance provides for coverage for damage to property destroyed, interruption of business operations, including profit recovery, and additional expenditures incurred to minimize the period and total cost of disruption to operations. Our property casualty insurance, underwritten by Kemper Insurance Companies, provides us with the full cost of replacement assets and has an aggregate limit of approximately $14 million. Our business interruption and extra expense insurance, also underwritten by Kemper, has a separate aggregate limit of approximately $21 million, and includes an "extended indemnity" period that covers losses following the full restoration of operations at a permanent location. Although we believe this scope of insurance coverage will adequately fund our rebuilding efforts and compensate us for lost revenues (net of saved expenses) during the period prior to our full restoration of operations at a permanent location, it is possible that our rebuilding costs and/or lost revenues may exceed the policy limits. In addition, although Kemper has already paid us $15 million in total cash advances under these policies since September 11th, Kemper may dispute or disagree with us about the scope of coverage with respect to our specific claims when they are submitted, meaning we may incur rebuilding costs or lost revenues for which reimbursement under the policies is delayed or not fully made, even if the policy limits have not been exceeded.


ADVERSE CHANGES IN ECONOMIC AND MARKET CONDITIONS AFTER THE SEPTEMBER 11TH TERRORIST ATTACKS COULD NEGATIVELY IMPACT OUR BUSINESS.

      Our brokerage businesses and profitability are affected by many factors, including the volatility of the securities markets, the volume, size and timing of securities transactions, the level and volatility of interest rates, legislation affecting the business and financial communities, and the economy in general. Particularly in the aftermath of the September 11th terrorist attacks, there is an increased uncertainty in the performance of the financial markets and the economy as a whole, as well as specifically in the New York financial community. Any additional terrorist acts, and governments' military and economic responses to them, could further affect the financial markets and the economy, and exacerbate anxieties. To the extent we experience lower trading volumes in the instruments we broker as a result, we are likely to have reduced revenues, which would generally negatively impact our profitability because a portion of our costs is fixed.

THE INTENSELY COMPETITIVE NATURE OF OUR INDUSTRY CAN ERODE OUR MARKET SHARES AND PRESSURE OUR PROFIT MARGINS.

      The inter-dealer brokerage industry is highly competitive, with the success of a company within the industry dependent on a variety of key factors. These factors include:

o the experience of and extent of client networks developed by the firm and its personnel;

o     the range of products and value-added services offered;

o     commission rates;

o     the quality, speed and reliability of service;

o proficiency in and ability to implement current technology, including electronic execution and matching platforms;

o     salaries and other cost structures; and

o     capital resources and perceived creditworthiness.

      We encounter intense competition in all aspects of our businesses from a number of companies which have significantly greater resources than us. Moreover, with the recent advent of electronic brokerage in non-equity markets, new potential competitors have emerged that do not have traditional inter-dealer brokerage roots and which have the potential to erode our market shares. In addition, all brokerage firms are subject to the pressures of offering their services at a lower price. The recent pace of consolidation in the banking and financial services community continues to reduce the number of clients in the marketplace and, accordingly, has further increased the competition among inter-dealer brokers and the downward pressure on already low commission rates. The use of volume discounting has also become more widespread in recent years. As a result, increases in market volumes do not necessarily result in proportionate increases in brokerage commissions and revenues.

THE LOSS OF KEY PERSONNEL COULD HARM OUR OPERATIONS.

      We are inherently reliant on relationships with clients that develop over time, and certain of our brokers have established long-term associations with clients. Our success depends to a significant extent on these relationships and on the performance and experience of a number of key management and brokerage personnel. The loss of one or more of these key employees, who are often the target of aggressive recruitment efforts by competitors within the industry, could have a material adverse effect on us. Moreover, the highly competitive hiring environment by itself creates upward pressures on broker compensation that can reduce profit margins. Although we have entered into employment agreements with, granted stock options to, and implemented deferred compensation arrangements for, many of our key employees, there can be no assurance that such employment agreements or compensation packages will be effective in retaining their services or that other key personnel will remain with us.

UNANTICIPATED SYSTEM OR TECHNOLOGY FAILURES COULD NEGATIVELY IMPACT OUR BUSINESS OR FINANCIAL RESULTS.


      To remain competitive in our industry, we continuously need to expend significant resources on the maintenance, expansion and enhancement of our communication networks, information systems and other technology, and our business is highly reliant on these systems. It is an ongoing risk that the systems we currently have or in the future implement, or the software underlying these systems, will fail in some fashion or be inadequate to the task. During the Asian and Latin American debt crisis that occurred in late October 1997, our then-existing trade processing system for emerging market debt was unable to handle smoothly the extraordinary spike in trading volume that occurred for a sustained five-day trading period. As a result, we experienced significant delays and backlogs in the processing and settlement of such trades and a higher than usual incidence of disputed trades, all of which negatively impacted 1997 fourth quarter earnings. Although we believe that a subsequent significant upgrade to our trade processing systems, together with periodic stress-testing and monitoring, has reduced the likelihood of a similar recurrence, there can be no assurance that there will not be other, unanticipated system or technology failures that could negatively impact our business or financial results. Moreover, our temporary status at our current New York headquarters limits our ability to rebuild our infrastructure and install and test our technology solutions to the degree that we will be able to do so once we have relocated to permanent headquarters, which, in turn, currently may make us more susceptible to the possibility of such failures.


AN INCREASE IN THE OCCURRENCE OF "OUT TRADES" COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION OR RESULTS.


      Our core inter-dealer brokerage business primarily involves one or more of our subsidiaries acting as an intermediary, matching the trading needs of our predominantly institutional client base by providing specialized services. Some of these transactions are executed on a name give-up basis, that is, once the specific economic terms of a proposed transaction are agreed, the names of the individual counterparties are disclosed and, subject to acceptance of the credit, the transaction is completed directly by both counterparties. Other transactions are completed with our broker-dealer subsidiary acting as a matched riskless principal, with the respective parties to the transaction knowing the subsidiary as the counterparty. The transactions are then settled through one of the clearing firms or organizations with which the subsidiary has a contractual relationship. In the process of executing brokerage transactions, from time to time in the fast moving markets in which our subsidiaries and brokers operate, miscommunications or other errors can arise whereby transactions are completed with only one counterparty ("out trades"), thereby creating a potential liability for our subsidiary. If the out trade is promptly discovered, thereby allowing prompt disposition of the unmatched position at or around the same price, the risk to our subsidiary is usually limited. If discovery is delayed, the risk is heightened by the increased possibility of intervening market price movements prior to such disposition. Although out trades usually become known at the time of or later on the day of the trade, on occasion they are not discovered until later in the settlement process. When out trades occur and are discovered, our policy is to have the unmatched position disposed of promptly. Accordingly, the cost of individual out trades can vary widely, although on an aggregate basis in each of our last three fiscal years they have approximated only 1% of total commission income. The occurrence of out trades generally rises with increases in the volatility of the market and, depending on their number and amount, have the potential to have a material adverse effect on our financial condition or results of operations.


IF ANY OF OUR CLEARING AGENTS TERMINATE OUR CONTRACTS WITH THEM, OUR BUSINESS COULD SUFFER.


      Our broker-dealer subsidiary, Maxcor Financial Inc. ("MFI"), has contractual arrangements with a variety of clearing firms and organizations for purposes of clearing and settling the various securities transactions it brokers. Each clearing firm or organization typically handles only a single category of securities for MFI. Thus, one firm clears its emerging market debt transactions, another clears its municipal securities and corporate bond transactions and another two collectively clear different aspects of its U.S. Treasury repurchase agreement and U.S. government agency bond transactions. Without the capital resources and services of these firms, which typically step in and clear as fully-disclosed principal in substitution for MFI , MFI's business, and our financial results, could be materially adversely impacted. Although most of the clearing contractual arrangements have existed for some time, they are generally terminable by the clearing firm upon reasonably short notice. We believe that in each category of securities there are alternative clearing firms or arrangements that could be put into place, but not necessarily upon as favorable terms. Accordingly, if any of our existing clearing agreements were to be terminated, and we were unable to establish in timely fashion a new clearing arrangement with another clearing firm or organization on financial and other terms acceptable to MFI, we might not be able to continue brokering the particular product that was the subject of the terminated clearing arrangement, and we could suffer a material adverse effect on our results of operations and financial condition.

THE SECURITIES SETTLEMENT PROCESS EXPOSES MFI TO CREDIT AND OTHER RISKS THAT CAN NEGATIVELY IMPACT OUR BUSINESS AND PROFITABILITY.

      The securities settlement process for matched riskless principal trades brokered by MFI exposes MFI to various risks that individually or in combination could have a negative impact on its business, profitability and results of operations. Credit risk exists because there is always the possibility that a counterparty that was solvent or believed to be solvent on trade date has become insolvent and incapable of performing by the time of settlement. This risk is mitigated in large part by short settlement cycles and the predominantly institutional nature of MFI's client base. In addition, some (but not all) of MFI's clearing agreements provide for the relevant clearing firm or organization to assume all counterparty risk, including credit risk, once the parties to and the terms of the trade have been confirmed on trade date by the clearing firm or matched through its related settlement facilities. Financing risk exists because if the trade does not settle timely, either because it is not matched immediately or, even if matched, one party fails to deliver the cash or securities it is obligated to, the resulting unbalanced position may need to be financed, either directly by MFI or through one of its clearing firms at MFI's expense. These charges may be recoverable by claiming interest from the failing counterparty, but sometimes are not. Finally, in instances where the unmatched position or failure to deliver is prolonged, there may also be regulatory capital charges required to be taken by MFI, which depending on their size and duration, can limit MFI's business flexibility or even force the curtailment of those portions of MFI's business requiring higher levels of capital.


WE OPERATE IN A HIGHLY-REGULATED INDUSTRY, WHICH CAN INCREASE OPERATING COSTS AND RESULT IN FINES, CENSURES AND OTHER PENALTIES.

      Our businesses are subject to extensive regulation at international, federal and state levels by various regulatory bodies which are charged with safeguarding the integrity of the securities and other financial markets and protecting the interests of clients participating in those markets. These regulations cover all aspects of the securities business, including initial licensing requirements, sales and trading practices, safekeeping of clients' funds and securities, capital structure, record-keeping and the conduct of directors, officers and employees. The Securities and Exchange Commission, other governmental regulatory authorities, including state securities commissions, and self-regulatory organizations such as the National Association of Securities Dealers, Inc., have broad oversight powers, including the ability to institute administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders, the suspension or expulsion of a broker-dealer, its officers or employees or other similar consequences.

      Our foreign operations are also subject to extensive regulation by various non-U.S. governments and regulatory bodies, including: (i) in the United Kingdom, the Financial Services Authority and the Securities and Futures Authority; (ii) in Japan, the Bank of Japan and the Japanese Ministry of Finance, and (iii) in Mexico, the Banking and Securities National Commission. The compliance requirements of these different overseer bodies may include, but are not limited to, net capital or stockholders' equity requirements.

      Additional legislation and regulations, changes in rules promulgated by the Securities and Exchange Commission or other U.S. federal and state governmental regulatory authorities, self-regulatory organizations or clearing organizations, as well as non-U.S. governments or governmental regulatory agencies, or changes in the interpretation or enforcement of laws and rules, may directly affect the manner of our operation and profitability. In addition, any expansion of our activities into new areas may subject us to additional regulatory requirements that could similarly affect our operation and profitability.

EVENTS THAT NEGATIVELY IMPACT OUR OVERSEAS BUSINESS PARTNERS MAY NEGATIVELY AFFECT OUR OPERATIONS.

      Many of our overseas brokerage operations are conducted in conjunction with independent business partners, such as Finacor S.A. in London, Nittan Capital Group in Tokyo and a correspondent broker in Buenos Aires, over whom we do not have control and whose business interests may not always coincide with ours. Although such operations are generally subject to detailed governing documents, any event which negatively affects the financial condition or management of any of these partners, or their willingness otherwise to conduct such operations in conjunction with us (or vice versa), may have a negative impact on our operations.

WE MAY BE SUBJECT TO LITIGATION AND ARBITRATION, WHICH COULD LIMIT OUR PROFITABILITY.


      Many aspects of our businesses involve varying risks of liability. Over the years, participants in the inter-dealer brokerage industry have been parties to or otherwise involved in numerous litigations, arbitrations, claims and investigations, including employee claims alleging discrimination or defamation in connection with terminations, client claims alleging the occurrence of out trades or other errors in the handling of trade orders, clearing firm claims for financing charges or other liabilities associated with out trades or settlement problems, and competitor claims alleging theft of trade secrets, unfair competition or tortious interference in connection with new employee or desk hires or intellectual property infringement in connection with new product launches. To the extent we become subject to any such claims or actions that are significant, a settlement or judgment related thereto could have a material adverse effect on our financial condition or results of operations.

WE HAVE MARKET RISK EXPOSURE FROM INVENTORY POSITIONS HELD IN OUR MUNICIPAL SECURITIES BUSINESS.

      We allocate a small portion of our available capital to MFI's municipal securities brokerage operations to support limited inventory positions in municipal securities. The positions are generally short term and for the purpose of facilitating anticipated client needs. They are also generally financed on margin of up to 85% provided by MFI's clearing firm for municipal securities. As a result, we have market risk exposure on these securities, varying based on the size of the overall positions, the terms of the securities themselves, and the number of days the positions are held. The aggregate market value of such positions is recorded on the "securities owned, held at clearing firm" line of our balance sheet. Although such positions are marked to market and carefully monitored on a daily basis, with associated interest rate risks sometimes hedged by financial futures contracts, resulting gains and losses from such positions, which are recorded in the "other income" line of revenues in our consolidated statements of operations, can on occasion have a disproportionate effect, positive or negative, on our results of operations for any particular reporting period. In addition, from time to time we hold small amounts of various securities in the firm's investment account, which can create similar risk exposures and effects.


THE LACK OF DIVERSIFICATION IN OUR BUSINESS COULD NEGATIVELY AFFECT OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS.


      From a revenue perspective, our inter-dealer brokerage businesses account for substantially all of our revenues denoted as "commission income" in our consolidated statements of operations. Accordingly, the prospects for our performance and the market prices for our common stock are highly dependent upon the performance of the inter-dealer brokerage businesses. Although we are continuously seeking to strengthen and improve the inter-dealer brokerage businesses, we are also constantly exploring various options for diversifying our businesses and sources of revenue and for strengthening our capital base. There can be no assurances, however, that we will be successful in achieving these goals or others related to diversification or, if achieved, whether they will positively or negatively affect our financial condition or results of operations.

                           FORWARD-LOOKING STATEMENTS

      Some of the statements made in this prospectus, as well as other oral and written statements made by us to the public, contain and incorporate by reference forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as "believes," "anticipates," "expects," "intends" and similar phrases. Such forward-looking statements, which describe our current beliefs concerning future business conditions and the outlook for the company, are subject to significant uncertainties, many of which are beyond our control. Actual results or performance could differ materially from those which we expect. Uncertainties include factors such as market and economic conditions, the ability of the New York financial community, in general, and us, specifically, to recover from the World Trade Center terrorist attacks, the effects of any additional terrorist acts and governments' military and other responses to them, the scope of our insurance recoveries from our business insurance carriers, the success of technology development and deployment, the status of relationships with employees, clients, business partners, vendors and clearing firms, possible third-party litigations or other unanticipated contingencies, the actions of competitors, and government regulatory changes. For a fuller description of these and additional uncertainties, please refer to the "Risk Factors" section of this prospectus, as well as to the "Competition," "Regulation," "Cautionary Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures about Market Risk" sections of our Annual Report on Form 10-K for the year ended December 31, 2000 and to our subsequent filings with the Securities and Exchange Commission, which have been incorporated by reference herein. The forward-looking statements made in this prospectus are only made as of the date of this report and we undertake no obligation to update such forward-looking statements to reflect subsequent events or circumstances.



                                 USE OF PROCEEDS


      If all of the outstanding 734,980 warrants are exercised, we would receive total proceeds of approximately $3.6 million. We intend to use any such proceeds for general corporate purposes.




                                  LEGAL MATTERS

      The validity of the shares of common stock (and associated rights) offered pursuant to this prospectus will be passed upon by Roger E. Schwed, Esq., our General Counsel. Mr. Schwed directly and indirectly owns 19,000 shares of common stock and has options to acquire an aggregate of 115,000 shares of common stock.



                                     EXPERTS

      The consolidated financial statements of Maxcor Financial Group Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements are included in Maxcor's Annual Report on Form 10-K for the year ended December 31, 2000, and incorporated by reference in this prospectus. The report of PricewaterhouseCoopers LLP also is incorporated by reference in this prospectus. The consolidated financial statements of the company referred to above are incorporated by reference in this prospectus in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      As required by the Securities Act of 1933, as amended, we filed a registration statement (No. 333-74164) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is included as a part of that registration statement, which also includes additional information.


      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over the comparable but earlier dated information included in this prospectus or any prospectus supplement. Maxcor incorporates by reference the documents listed below and any future public filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended:

      (1)   our Annual Report on Form 10-K for the year ended December 31, 2000;

      (2) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

      (3) our Current Reports on Form 8-K, filed February 6, 2001, June 8, 2001, July 6, 2001, July 27, 2001 and October 26, 2001;

      (4) The description of the common stock, par value $.001 per share, of the company set forth under the caption "Description of Securities" in the company's registration statement on Form S-1 (File No. 33-85346), filed on October 19, 1994 with the SEC, and any amendments or reports thereto filed with the SEC for the purpose of updating such description; and

      (5) The description of the series A junior participating preferred stock purchase rights which are attached to shares of common stock set forth under the caption "Description of Securities To Be Registered" in the company's registration statement on Form 8-A, dated December 6, 1996, and any amendments or reports thereto filed with the SEC for the purpose of updating such description.


      All documents we file publicly pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the securities described in this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           Maxcor Financial Group Inc.
                         One New York Plaza, 16th Floor
                            New York, New York 10292
                                 (212) 748-7000

      You should rely only on the information provided in this prospectus, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document. No offer of these securities is being made in any state where the offer is not permitted.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the company in connection with the securities being registered hereby. All of the fees set forth below are estimates except for the SEC Registration Fee.


         SEC Registration Fee...................... $      919
         Accounting Fees...........................      5,000
         Printing and Engraving Fees...............          -
         Legal Fees and Expenses...................     15,000
         Stock Exchange Listing Fees...............          -
         Miscellaneous.............................      1,000
                                                    ----------
                   Total........................... $   21,919
                                                    ==========


Item 15.  Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors, officers, employees and agents against certain liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

      Article EIGHTH of the company's Restated Certificate of Incorporation (the "Charter") provides that the company shall, to the full extent permitted by
Section 145 of the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

      Article VII of the company's By-laws (the "By-laws") generally tracks the indemnification language and standards of Section 145 of the DGCL and provides that the company shall provide indemnification, in accordance with such standards, to the persons permitted indemnification under such standards.

      More specifically, subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify (and Article VII of the By-laws states that the company shall indemnify) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify (and Article VII of the By-laws states that the company shall indemnify) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

      Unless so ordered by a court, indemnification as described above, under either Section 145 of the DGCL or Article VII of the By-laws, shall be granted in a specific case only upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct described above. Such determination shall be made (under Section 145 with respect to a person who is a director or officer at the time of such determination) by (a) a majority vote of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if there are no such directors or if such directors so direct or (c) the stockholders.

      Section 145 of the DGCL (and Article VII of the By-laws) further provides that, among other things, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) an (b) of Section 145 (or Sections 1 or 2 of Article VII), or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 (or Article VII) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145 (or Article VII).

      Article EIGHTH of the Charter and Article VII of the By-laws provide that the company shall (and Section 145 of the DGCL provides that a corporation may) pay in advance of the final disposition of such action, suit or proceeding the expenses incurred by a director or officer in defending such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the company as authorized by the Charter or By-laws of the company, as applicable (or, in the case of Section 145, as authorized by said section).

      Section 102(b)(7) of the DGCL permits the certificate of incorporation of a corporation to provide that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty or loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unlawful dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

      Article EIGHTH of the Charter eliminates personal liability of directors to the company and its stockholders for monetary damages for breach of fiduciary duty as directors to the extent permitted by Section 102(b)(7) of the DGCL as described above and provides that if the DGCL is amended to further expand director protection then the liability of a director of the company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

      The foregoing descriptions of Article EIGHTH of the Charter and Article VII of the By-laws are summaries only, and are qualified in their entirety by reference to the full texts thereof.

      Pursuant to employment agreements with certain executive officers of the company, the company has agreed to indemnify such executive officers to the fullest extent permitted by law and the company's By-laws against all expenses, costs, liabilities and legal fees such executive officers may incur in the discharge of their duties to the company.


      The company does not currently have, but expects in the future to obtain, directors' and officers' liability insurance.


      For the undertaking with respect to indemnification, see Item 17 herein.

Item 16.  Exhibits.

      Exhibit
      Number             Description
      ------             -----------

      3.1 Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

      3.2 Amended and Restated By-Laws (incorporated herein by reference to Exhibit 3.2 of the company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

      4.1 Rights Agreement, dated as of December 6, 1996 (the "Rights Agreement"), between Continental Stock Transfer & Trust Company, as rights agent ("Continental"), and the company (incorporated herein by reference to Exhibit 1 to the company's Registration Statement on Form 8-A, dated December 6, 1996).

      4.2 Amendment No. 1, dated as of July 26, 2001, between Continental and the company, to the Rights Agreement (incorporated herein by reference to Exhibit 4.6a to the company's Current Report on Form 8-K, dated July 26,
               2001).


      5.1      Opinion of Roger E. Schwed, Esq.*


      23.1     Consent of PricewaterhouseCoopers LLP.


      23.2     Consent of Roger E. Schwed, Esq. (included in Exhibit
               5.1).*

      24.1 Powers of Attorney (included on the signature page of the Registration Statement).*

      * Previously filed.


Item 17.  Undertakings.

      The undersigned Registrant hereby undertakes:

      (A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      provided, however, that the undertakings set forth in clauses (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (B) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (D)(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on January 10, 2002.


                                    MAXCOR FINANCIAL GROUP INC.

                                    By:    /s/ Gilbert D. Scharf
                                        ---------------------------------------
                                    Name:  Gilbert D. Scharf
                                    Title: Chairman, President and
                                             Chief Executive Officer



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


   /s/ Gilbert D. Scharf           Chairman of the Board of Directors,              January 10, 2002
---------------------------        President and Chief Executive Officer
      Gilbert D. Scharf            (Principal Executive Officer)

   /s/ Keith E. Reihl              Chief Operating Officer and Director             January 10, 2002
---------------------------
        Keith E. Reihl

   /s/ Steven R. Vigliotti         Chief Financial Officer and Treasurer             January 10, 2002
---------------------------        (Principal Financial and Accounting Officer)
     Steven R. Vigliotti

         *                         Director                                          January 10, 2002
---------------------------
      Michael J. Scharf

         *                         Director                                          January 10, 2002
---------------------------
       James W. Stevens

---------------------------        Director
Frederick B. Whittemore

---------------------------        Director
         Larry S. Kopp

         *                         Director                                          January 10, 2002
---------------------------
      William B. Wigton

         *                         Director                                          January 10, 2002
---------------------------
      Oscar M. Lewisohn

         *                         Director                                          January 10, 2002
---------------------------
        Robin A. Clark

* By:  /s/ Keith E. Reihl
      ---------------------
         Attorney-in-Fact

                                  EXHIBIT INDEX

      Exhibit
      Number             Description
      ------             -----------

      3.1 Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

      3.2 Amended and Restated By-Laws (incorporated herein by reference to Exhibit 3.2 of the company's Annual Report on Form 10-K for the fiscal year ended December 31,1996).

      4.1 Rights Agreement, dated as of December 6, 1996 (the "Rights Agreement"), between Continental Stock Transfer & Trust Company, as rights agent ("Continental"), and the company (incorporated herein by reference to Exhibit 1 to the company's Registration Statement on Form 8-A, dated December 6, 1996).

      4.2 Amendment No. 1, dated as of July 26, 2001, between Continental and the company, to the Rights Agreement (incorporated herein by reference to Exhibit 4.6a to the company's Current Report on Form 8-K, dated July 26,
               2001).


      5.1      Opinion of Roger E. Schwed, Esq.*


      23.1     Consent of PricewaterhouseCoopers LLP.


      23.2     Consent of Roger E. Schwed, Esq.(included in Exhibit
               5.1).*

      24.1 Powers of Attorney (included on the signature page of the Registration Statement).*

      * Previously filed.